Exhibit 99.1

2U Announces Debt Refinancing Transactions

Transactions significantly strengthen the company’s credit profile by extending near-term maturities and reducing secured debt by $187 million

LANHAM, Md. — January 9, 2023—2U, Inc. (Nasdaq: TWOU), a leading online education platform company, today announced that it has entered into an agreement to refinance its term loan, extending the maturity date from December 2024 to December 2026, and amending other terms. In connection with amending and extending the term loan, the company has entered into agreements to secure approximately $127 million of new capital from Greenvale Capital LLP, a current stockholder of the company, and The Berg Family Trust, in the form of $147 million in principal amount of 4.50% Senior Unsecured Convertible Notes due 2030 (the “Notes”). The company intends to use cash from its balance sheet and the proceeds from the issuance of the Notes to reduce secured term loan debt by $187 million to $380 million. The combination of reduced secured debt and extended maturities will significantly strengthen the company’s credit profile. The closing of the Notes and the refinancing are subject to customary closing conditions.

This refinancing represents a significant milestone for the company and is a testament to the strength of the business and its financial position. The company believes the improved financial profile will provide it with the flexibility and resources it needs to continue to thrive and succeed in the marketplace.

Amended and Extended Term Loan

The amended and extended term loan facility bears interest at a rate of the Term SOFR (with a floor of 0.75%) plus 6.5%. The loan has an original issue discount of 95 and an annual amortization of 1.0%. The amended credit agreement contains customary conditions to borrowing, events of default, and covenants—including covenants that restrict the company’s ability to incur additional indebtedness, grant liens, make investments and acquisitions, pay dividends, repurchase equity interests in the company, and enter into affiliate transactions and asset sales.

Revolver

As part of the refinancing transaction, in addition to extending the maturity date, the lenders have agreed to provide the company with a senior secured first lien revolving loan facility in the principal amount of $40 million.

4.50% Senior Unsecured Convertible Notes due 2030

The conversion rate for the Notes will initially be 111.1111 shares of the company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $9.00 per share of common stock. The initial conversion price of the Notes represents a conversion premium of approximately 40% to the closing price of the company’s common stock on January 6, 2023.

Additional information about the transactions can be found in the current report on Form 8-K filed by the company with the SEC today and available on the company’s Investor Relations website.

“We are excited to start 2023 with this important first step to optimize our balance sheet,” said 2U Chief Financial Officer Paul Lalljie. “The transactions announced today will provide us with the flexibility to execute on our platform strategy and further strengthen our global market position. We are grateful for the support we’ve received from our lenders and Greenvale throughout this process, which we believe is an indicator of the financial community’s confidence in our business. Today, we are operating as a leaner, more agile company that remains fully focused on delivering cash flow and profitability.”

Mr. Lalljie continued, “We continue to see returns from our platform strategy and the implementation of our Strategic Realignment Plan. As a result, today we affirm the full-year 2022 guidance we provided on our November 7, 2022 earnings call and reiterate the 2023 adjusted EBITDA target provided on that call, as we continue to execute on our platform strategy.”

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any notes or shares of the company’s common stock, nor shall there be any offer, solicitation or sale of notes or such common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Morgan Stanley and Goldman Sachs served as Joint-Lead Arranger, Joint Bookrunner on the Term Loan and Revolving Credit Facilities; ICR Capital LLC served as a financial advisor to 2U with respect to the Notes. Paul Hastings LLP served as legal counsel to 2U with respect to the Credit Facilities and Notes; Holland & Knight LLP served as counsel to Greenvale on the Notes; Shearman & Sterling LLP acted as legal counsel to the Lead Arrangers.

About 2U, Inc. (Nasdaq: TWOU)

As the parent company of edX, a leading global online learning platform, 2U provides over 46 million learners with access to world-class education in partnership with more than 230 colleges, universities, and companies. Our people and technology are powering more than 4,000 digital education offerings — from free courses to full degrees — and helping unlock human potential. To learn more: visit 2U.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the refinancing transactions and the notes offering, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding the impact of the refinancing transactions on the company’s future financial position, future liquidity and market position, the anticipated use of the net proceeds from the offering, are forward-looking statements. The company has based these forward-looking statements on its current expectations and projections about future events as of the date of this press release. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to, risks related to the offering of the notes and the consummation of the refinancing transactions. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission. Moreover, the company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for company management to predict all risks, nor can the company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the company may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

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Contact Information

Media Contact: media@2U.com

Investor Relations Contact: investorinfo@2u.com